EXHIBIT 99.1

Superconductor Technologies Reports 2016 Fourth Quarter and Year-End Results

Shipped Conductus HTS wire in Q1 2017 to key customers for final qualification

AUSTIN, Texas, March 28, 2017 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (STI) (Nasdaq:SCON) reported financial results for the quarter and year ended December 31, 2016.

Jeff Quiram, STI’s president and CEO, stated, “During 2016, we designed and implemented significant performance improvements to our Conductus® HTS wire. Early this year, we attained a 20% increase in critical current carrying capacity on our new wire architecture. In late February, our internal testing delivered results that met specifications for several customers. As a result, we have recently shipped wire to key customers for final qualification in their field applications. In 2017, we plan to fulfill existing qualification orders that include three new orders received in the fourth quarter, and ramp production for commercial scale orders. As we have discussed in the past, attaining final customer approval for one or more applications is our near-term focus.”

Additionally, in November STI was selected by the U.S. Department of Energy’s (DOE) Office for its Next Generation Electric Machines (NGEM) program in collaboration with industry partner TECO Westinghouse Motor Company (TWMC). The NGEM program’s objective is to bring about more rapid development of enabling technology for superconductive industrial motors used in manufacturing. STI is the prime recipient of the $4.5 million award under the DOE’s broad goal of advancing American manufacturing competitiveness by improving industrial motor efficiency to significantly reduce energy usage and the cost of operation.

“We believe the recent industry and government support for HTS wire manufacturing initiatives confirm the importance of this key enabling technology to surpass the performance limitations of conventional materials and designs. The complementary capabilities of our highly-regarded collaborators on the project position the team for success. TWMC is an industry leader committed to the commercialization of high-power electric machines utilizing superconducting technology. Our well respected academic partners, Massachusetts Institute of Technology (MIT) and the University of North Texas (UNT), will provide key assistance to achieve the project’s objective of improving the performance and yield of HTS wires while reducing the cost of the manufacturing process. These wire development activities directly support our market penetration strategy for superconducting turbines, generators and other large rotating machine applications, which are expected to generate the largest demand for superconducting wire in the future,” Quiram concluded.

In February 2017, STI was awarded two patents that protect the company’s unique HTS wire manufacturing capabilities. One addresses the ability to incorporate pinning into the superconductor without using additional elements. Since pinning is necessary to improve a superconductor’s performance in a high magnetic field, STI’s intrinsic pinning method is a key advantage for enabling the high performance wire needed for next-generation motors, generators, MRI and NMR machines. The second patent protects STI’s automated machine architecture utilized within the Reactive Co-evaporation (RCE) chamber of its wire manufacturing system. STI’s invention enables improved cycle time, higher throughput, and lower costs compared to other methods.

Fourth Quarter Highlights
STI’s fourth quarter 2016 net revenues were $9,000, compared to $22,000 in the third quarter of 2016 and $27,000 in the fourth quarter of 2015. Revenue for all periods was primarily from legacy wireless products. Net loss for the fourth quarter 2016 was $2.5 million, or a loss of $0.61 per basic and diluted share, compared to a net loss of $2.9 million, or a loss of $0.93 per basic and diluted share, in the third quarter of 2016, and a net loss of $2.4 million, or a loss of $1.23 per basic and diluted share in the fourth quarter of 2015.

For the full year 2016, total net revenues were $131,000, compared to $244,000 for 2015. The net loss for 2016 was $11.1 million, or $3.53 per share, compared to $8.6 million, or $6.55 per share, for 2015.

Please note: share and per share data for both periods is adjusted for the 1-for-15 reverse stock split effective on July 18, 2016.

As of December 31, 2016, STI had $10.5 million in cash and cash equivalents. On Dec.14, 2016, STI closed a public offering with gross proceeds of $10.3 million.

Investor Conference Call
STI will host a conference call and simultaneous webcast today, March 28th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its results. Participating in the call will be Jeff Quiram, president and chief executive officer; and Bill Buchanan, vice president and chief financial officer. To listen to the call live, please dial 1-888-417-8527 at least 10 minutes before the start of the conference. International participants may dial 1-719-325-2186. The conference ID is 8544850.  The call will be webcast and can be accessed from the “Investor Relations” section of the company’s website. A telephone replay will be available until midnight ET on March 30th by dialing 1-844-512-2921 or 1-412-317-6671, and entering pass code 8544850. A replay will also be available at the web address above.

About Superconductor Technologies Inc. (STI)
Superconductor Technologies Inc. is a global leader in superconducting innovation. Its Conductus® superconducting wire platform offers high performance, cost-effective and scalable superconducting wire. With 100 times the current carrying capacity of conventional copper and aluminum, superconducting wire offers zero resistance with extreme high current density. This provides a significant benefit for electric power transmission and also enables much smaller or more powerful magnets for motors, generators, energy storage and medical equipment. Since 1987, STI has led innovation in HTS materials, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than 20 years STI utilized its unique HTS manufacturing process for solutions to maximize capacity utilization and coverage for Tier 1 telecommunications operators. Headquartered in Austin, TX, Superconductor Technologies Inc.'s common stock is listed on the NASDAQ Capital Market under the ticker symbol “SCON.” For more information about STI, please visit http://www.suptech.com.

Safe Harbor Statement
Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our limited cash and a history of losses; our need to materially grow our revenues from commercial operations and/or to raise additional capital (which financing may not be available on acceptable terms or at all) in the very near future, before cash reserves are depleted (which reserves are expected to be sufficient into the first quarter of 2017), to implement our current business plan and maintain our viability; the performance and use of our equipment to produce wire in accordance with our timetable; overcoming technical challenges in attaining milestones to develop and manufacture commercial lengths of our HTS wire; the possibility of delays in customer evaluation and acceptance of our HTS wire; the limited number of potential customers and customer pressures on the selling prices of our products; the limited number of suppliers for some of our components and our HTS wire; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; the impact of competitive products, technologies and pricing; manufacturing capacity constraints and difficulties; the impact of any financing activity on the level of our stock price; the dilutive impact of any issuances of securities to raise capital; the steps required to maintain the listing of our common stock with a U.S. national securities exchange and the impact on the liquidity and trading price of our common stock if we fail to maintain such listing; the cost and uncertainty from compliance with environmental regulations; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for the year ended December 31, 2015 and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Investor Relations Contact
Cathy Mattison or Kirsten Chapman
LHA  +1-415-433-3777  invest@suptech.com

– Tables to Follow –

SUPERCONDUCTOR TECHNOLOGIES INC. CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Year Ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
	unaudited		unaudited	audited

Revenues	$9,000	$27,000	$131,000	$244,000

Costs and expenses:
Cost of revenue	648,000	766,000	3,444,000	3,004,000
Research and development	691,000	879,000	2,784,000	4,125,000
Selling, general and administrative	1,332,000	1,581,000	5,146,000	5,838,000
Total costs and expenses	2,671,000	3,226,000	11,374,000	12,967,000

Loss from operations	(2,662,000)	(3,199,000)	(11,243,000)	(12,723,000)

Other Income and Expense
Adjustments to fair value of warrant derivatives	145,000	966,000	183,000	4,852,000
Adjustment to warrant exercise price	(19,000)	(170,000)	(66,000)	(537,000)
Other income	2,000	1,000	10,000	13,000
Other expense	-	-	-	(207,000)
Net loss	$(2,534,000)	$(2,402,000)	$(11,116,000)	$(8,602,000)

Basic and diluted loss per common share	$(0.61)	$(1.23)	$(3.53)	$(6.55)

Weighted average number of common
shares issued and outstanding	4,181,040	1,959,262	3,148,376	1,313,753

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2016	2015
ASSETS
Current Assets:
Cash and cash equivalents	$10,452,000	$7,469,000
Accounts receivable, net	8,000	38,000
Inventory, net	68,000	121,000
Prepaid expenses and other current assets	109,000	122,000
Total Current Assets	10,637,000	7,750,000

Property and equipment, net of accumulated depreciation of
$9,350,000 and $7,290,000, respectively	3,491,000	5,551,000
Patents, licenses and purchased technology, net of accumulated
amortization of $948,000 and $869,000, respectively	990,000	938,000
Other assets	96,000	126,000
Total Assets	$15,214,000	$14,365,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$336,000	$432,000
Accrued expenses	608,000	418,000
Total Current Liabilities	944,000	850,000

Other long term liabilities	172,000	393,000
Total Liabilities	1,116,000	1,243,000

Stockholders’ Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized,
333,787 and 330,873 issued and outstanding, respectively	-	-
Common stock, $.001 par value, 250,000,000 shares authorized,
7,353,714 and 2,640,548 shares issued and outstanding, respectively	7,000	3,000
Capital in excess of par value	316,177,000	304,089,000
Accumulated deficit	(302,086,000)	(290,970,000)
Total Stockholders' Equity	14,098,000	13,122,000

Total Liabilities and Stockholders' Equity	$15,214,000	$14,365,000

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(11,116,000)	$(8,602,000)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	2,139,000	2,458,000
Stock-based compensation expense	1,004,000	2,199,000
Provision for excess and obsolete inventories	-	58,000
Adjustments to fair value of warrant derivatives	(183,000)	(4,652,000)
Adjustments to warrant exercise price	66,000	537,000
(Gain) loss on disposal of property and equipment	-	(1,000)
Changes in assets and liabilities:
Accounts receivable	28,000	45,000
Inventory	52,000	(105,000)
Prepaid expenses and other current assets	12,000	236,000
Patents and licenses	(130,000)	(128,000)
Other assets	32,000	128,000
Accounts payable, accrued expenses and other liabilities	(9,000)	(456,000)
Net cash used in operating activities	(8,105,000)	(8,484,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(141,000)
Net proceeds from sale of property and equipment	-	1,000
Net cash used in investing activities	-	(140,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares for withholding obligations	-	(27,000)
Net proceeds from sale of common stock	11,088,000	13,195,000
Net proceeds from sale of warrants	-	1,687,000
Net cash provided by financing activities	11,088,000	14,855,000
Net increase (decrease) in cash and cash equivalents	2,983,000	6,231,000
Cash and cash equivalents at beginning of year	7,469,000	1,238,000
Cash and cash equivalents at end of year	$10,452,000	$7,469,000